EXHIBIT 99.1

Profound Medical Announces Second Quarter 2025 Financial Results

TORONTO, Aug. 14, 2025 (GLOBE NEWSWIRE) -- Profound Medical Corp. (NASDAQ:PROF; TSX:PRN) (“Profound” or the “Company”), a commercial-stage medical device company that develops and markets customizable, AI-powered, incision-free therapies for the ablation of diseased tissue, today reported unaudited financial results for the second quarter ended June 30, 2025. Unless specified otherwise, all amounts in this press release are expressed in U.S. dollars and are presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP).

Business Highlights

  Utilization of current TULSA-PRO® systems continues to grow, with “same store” procedure volumes up 10% sequentially from Q1-2025.
  The Company’s TULSA-PRO® qualified sales pipeline is also growing, and now stands at 80 new systems being classified within one of the “Verify, Negotiate and Contracting” stages.
  Profound continued to see a wide variety of prostate disease patients treated by its TULSA-PRO® customers in the second quarter of 2025:
    79% were treated for prostate cancer only, 17% were hybrid patients suffering from both prostate cancer and benign prostatic hyperplasia (“BPH”), 3% were salvage, and 1% were men with BPH only;
    For cancer grade, 4% were GG1, 53% were GG2, 28% were GG3, and 15% were GG4 & GG5;
    By intention-to-treat, 48% were whole gland; 26% were sub-total but more than half the gland; and 26% were hemi-ablations or focal therapy; and
    For prostate size, 6% were < 20cc; 41% were 20 – 40cc; 28% were 40-60cc; 23% were 60-100cc; and 2% were over 100cc.
  In April 2025, Profound hosted an investor event during the American Urological Association’s (“AUA”) Annual Meeting (“AUA 2025”). The program featured presentations from members of Profound’s management team as well as from leading physicians. A recording of the presentations may be accessed here.
  Also at AUA 2025, Xiaosong Meng, M.D., Ph.D., an Assistant Professor in the Department of Urology at UT Southwestern Medical Center, presented initial perioperative data from the CAPTAIN randomized trial, which demonstrated that MRI-guided TULSA provided statistically significant improvement of post-operative experience vs. robotic radical prostatectomy (“RP”). TULSA had no blood loss and no overnight stay, along with reduced post-procedure pain, and more rapid recovery to baseline activities and overall health.
  In May 2025, Profound held its Annual General and Special Meeting of Shareholders (the “Meeting”). All of the matters put forward before the shareholders were approved by the requisite majority of votes cast at the Meeting. In addition, the Company’s shareholders elected six nominees for the board of directors: Arun Menawat, Brian Ellacott, Cynthia Lovoie, Murielle Lortie, Arthur Rosenthal, and Kris Shah.
  In June 2025, Profound named Leonard Wheeler, a former NFL player turned entrepreneur, author, corporate consultant, co-Executive Director of the NFL Legends Community, and national podcaster, as Global Ambassador for TULSA-PRO®. Mr. Wheeler, who successfully underwent the TULSA procedure for organ-confined prostate cancer earlier this year, will establish platforms and communities — both in-person and digital — that educate, connect, and empower men, driving global awareness and advocacy for the TULSA-PRO® system.
  Also in June, the first commercial BPH treatment utilizing the TULSA-PRO® system’s new TULSA-AI® Volume Reduction Module was successfully conducted by Naveen Kella, M.D., Founder of The Urology Place and an Adjunct Assistant Professor for the UT Health Science Center San Antonio. While urologists have been treating BPH using TULSA-PRO® since 2019, and the technology is the only one capable of treating hybrid patients suffering from both prostate cancer and BPH, BPH-only patient volumes have been low due to the relatively longer treatment duration compared to other modalities. TULSA-AI® Volume Reduction is designed to maintain all of the many proven advantages of treating BPH with TULSA while levelling the playing field on the time it takes for a urologist to plan and complete the procedure. TULSA-AI® Volume Reduction has been soft-launched at five sites to collect clinical data, and Profound expects to initiate the full launch of the module in Q4-2025.
  Subject to the completion of the integration of TULSA-PRO® and Siemens Healthineers’ Magnetom Free.Max magnetic resonance (MR) scanner, the companies remain on track to initiate sales of their combined total prostate solution before the end of 2025.

“The second quarter was characterized by some unfortunate timing, as we experienced what we believe are short-term delays in completing a few TULSA-PRO® capital sales,” said Arun Menawat, Profound’s CEO and Chairman. “Had these occurred in the quarter, total revenues would have been over $3 million. With this, combined with our large and growing TULSA-PRO® system capital sales pipeline, and the strong TULSA procedure volume growth we are seeing, we continue to work towards achieving total year-over-year revenue growth at an approximate range of 70% to 75% in 2025.”

Summary Second Quarter 2025 Results

For the quarter ended June 30, 2025, Profound recorded revenue of approximately $2.2 million, with $1.6 million from recurring - non-capital revenue, which consists of the sale of TULSA-PRO® consumables, lease of capital equipment and services associated with extended warranties, and $650,000 from the one-time sale of capital equipment. Second quarter 2025 revenue was essentially unchanged from the same three-month period a year ago.

Gross margin for the second quarter of 2025 was 73%, compared to 64% in the prior year period. Gross margin expansion in the 2025 second quarter was primarily due to manufacturing operating at higher efficiency rates based on improvements that have been implemented.

Total operating expenses in the second quarter of 2025 were approximately $15.4 million, compared with $9.3 million in the prior year period. The increase in operating expenses was primarily due to increased headcount, increased enrolment for the CAPTAIN trial, treatments and recruitment efforts, increased sales force, commission payments, and increased travel and infrastructure costs to support the Company’s growth.

Second quarter 2025 net loss was approximately $15.7 million, or $0.52 per common share, compared to approximately $6.9 million, or $0.28 per common share, in the three months ended June 30, 2024.

Liquidity and Outstanding Share Capital

As at June 30, 2025, Profound had cash of approximately $35.2 million.

As at August 14, 2025, Profound had 30,053,142 common shares issued and outstanding.

For complete financial results, please see Profound’s filings, which will be made available under Profound’s profile at www.sedarplus.com, www.sec.gov and on Profound’s website at www.profoundmedical.com under “Financial” in the Investors section. A hard copy of Profound’s annual report can also be requested free of charge at the bottom of the Investors section of its website.

Conference Call Details

Profound Medical is pleased to invite all interested parties to participate in a conference call today at 4:30 pm ET during which time the results will be discussed.

To participate in the conference call by telephone, please pre-register via this link to receive the dial-in number and your unique PIN.

The call will also be broadcast live and archived on Profound's website at www.profoundmedical.com under "Webcasts" in the Investors section.

About Profound Medical Corp.

Profound is a commercial-stage medical device company that develops and markets customizable, incision-free therapies for the ablation of diseased tissue.

Profound is commercializing TULSA-PRO®, a technology that combines real-time MRI, AI-enhanced planning, robotically-driven transurethral ultrasound and closed-loop temperature feedback control. The TULSA procedure, performed using the TULSA-PRO® system, has the potential of becoming a mainstream treatment modality across the entire prostate disease spectrum; ranging from low-, intermediate-, or high-risk prostate cancer; to hybrid patients suffering from both prostate cancer and benign prostatic hyperplasia (“BPH”); to men with BPH only; and also, to patients requiring salvage therapy for radio-recurrent localized prostate cancer. TULSA employs real-time MR guidance for precision to preserve patients’ urinary continence and sexual function, while killing the targeted prostate tissue via precise sound absorption technology that gently heats it to 55-57°C. TULSA is an incision- and radiation-free “one-and-done” procedure performed in a single session that takes a few hours. Virtually all prostate shapes and sizes can be safely, effectively, and efficiently treated with TULSA. There is no bleeding associated with the procedure; no hospital stay is required; and most TULSA patients report quick recovery to their normal routine. TULSA-PRO® is CE marked, Health Canada approved, and 510(k) cleared by the U.S. Food and Drug Administration (“FDA”).

Profound is also commercializing Sonalleve®, an innovative therapeutic platform that is CE marked for the treatment of uterine fibroids and palliative pain treatment of bone metastases. Sonalleve® has also been approved by the China National Medical Products Administration for the non-invasive treatment of uterine fibroids and has FDA approval under a Humanitarian Device Exemption for the treatment of osteoid osteoma. Profound is in the early stages of exploring additional potential treatment markets for Sonalleve® where the technology has been shown to have clinical application, such as non-invasive ablation of abdominal cancers and hyperthermia for cancer therapy.

Forward-Looking Statements

This release includes forward-looking statements regarding Profound and its business which may include, but is not limited to, the expectations regarding the efficacy of Profound’s technology in the treatment of prostate cancer, BPH, uterine fibroids, palliative pain treatment and osteoid osteoma; the extent and timing of Profound’s completion of TULSA-PRO® system sales from its qualified sales pipeline; Profound’s full year 2025 revenue growth; and the success of Profound’s U.S. commercialization strategy and activities for TULSA-PRO®. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "is expected", "expects", "scheduled", "intends", "contemplates", "anticipates", "believes", "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of Profound. The forward-looking events and circumstances discussed in this release, may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company, including risks regarding the medical device industry, regulatory approvals, reimbursement, economic factors, the equity markets generally and risks associated with growth and competition. Although Profound has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Other factors and risks that may cause actual results to differ materially from those set out in the forward-looking statements are described in Profound's Annual Report on Form 10-K and other filings made with U.S. and Canadian securities regulators, available at www.sedarplus.ca and www.sec.gov. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Profound undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, other than as required by law.

For further information, please contact:

Stephen Kilmer
Investor Relations
skilmer@profoundmedical.com
T: 647.872.4849

Profound Medical Corp. CONDENSED CONSOLIDATED BALANCE SHEETS (USD in thousands, except per share data) (unaudited)

	June 30, 2025 $	December 31, 2024 $

Assets

Current assets:
Cash	35,195	54,912
Trade and other receivables, net	4,898	7,045
Inventory	8,353	5,801
Prepaid expenses and deposits	365	1,307
Total current assets	48,811	69,065

Property and equipment, net	278	425
Intangible assets, net	175	261
Right-of-use assets, net	303	396
Deferred tax assets, net	101	87
Total assets	49,668	70,234

Liabilities

Current liabilities:
Accounts payable	949	1,317
Accrued expenses and other current liabilities	3,802	2,835
Deferred revenue	694	419
Long-term debt	-	1,737
Lease liabilities	279	257
Total current liabilities	5,724	6,565

Deferred revenue	74	49
Long-term debt	4,462	2,924
Lease liabilities	72	203
Other non-current liabilities	77	71
Total liabilities	10,409	9,812

Shareholders’ equity

Common shares, no par value, unlimited shares authorized, 30,053,142 and 30,039,809 issued and outstanding at June 30, 2025 and December 31, 2024, respectively	281,641	281,552
Additional paid-in capital	23,649	21,298
Accumulated other comprehensive income	5,558	2,742
Accumulated deficit	(271,589)	(245,170)
Total shareholders’ equity	39,259	60,422

Total liabilities and shareholders’ equity	49,668	70,234

Profound Medical Corp. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHESIVE LOSS (USD in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	$	$	$	$

Revenue
Recurring - non-capital	1,561	1,460	3,362	2,899
Capital equipment	650	773	1,470	773
	2,211	2,233	4,832	3,672
Cost of sales	593	812	1,361	1,385
Gross profit	1,618	1,421	3,471	2,287

Operating expenses
Research and development	6,098	4,205	10,906	8,150
Selling, general and administrative	9,326	5,058	17,537	9,856
Total operating expenses	15,424	9,263	28,443	18,006

Operating loss	13,806	7,842	24,972	15,719

Other (income) expenses
Net finance (income) expense	(343)	(422)	(788)	(884)
Net foreign exchange (gain) loss	2,168	(520)	2,130	(1,390)
Total other (income) expenses	1,825	(942)	1,342	(2,274)

Net loss before income taxes	15,631	6,900	26,314	13,445

Income tax expense	78	19	119	59
Deferred tax recovery	(14)	-	(14)	-
Total income tax expense	64	19	105	59

Net loss attributed to shareholders for the period	15,695	6,919	26,419	13,504

Other comprehensive (income) loss
Item that may be reclassified to (income) loss
Foreign currency translation adjustment	(2,713)	470	(2,816)	1,439

Net loss and other comprehensive loss for the period	12,982	7,389	23,603	14,943

Loss per share
Basic and diluted net loss per common share	0.52	0.28	0.88	0.55
Basic and diluted weighted average common shares outstanding	30,053,142	24,440,444	30,055,047	24,373,869

Profound Medical Corp. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (USD in thousands, except per share data) (unaudited)

	Six Months Ended June 30,
	2025	2024
	$	$

Cash flows from operating activities
Net loss for the period	(26,419)	(13,504)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	218	383
Amortization of intangible assets	86	101
Non-cash lease expense adjustment	(19)	(21)
Share-based compensation	2,440	1,535
Interest and accretion expense	51	323
Change in amortized cost of trade and other receivables	-	(167)
Changes in operating assets and liabilities:
Trade and other receivables	2,449	484
Inventory	(2,723)	(168)
Prepaid expenses and deposits	1,042	773
Accounts payable, accrued expenses and other liabilities	545	(507)
Deferred revenue	317	18
Deferred tax liabilities	(14)	2
Net cash used in operating activities	(22,027)	(10,748)

Cash flows from financing activities
Repayments of long-term debt	(290)	(1,227)
Issuance of commons shares	-	22,938
Payments of financing costs	-	(1,859)
Proceeds from the exercise of stock options	-	1
Net cash provided by (used in) financing activities	(290)	19,853

Net increase (decrease) in cash and cash equivalents	(22,317)	9,105
Effect of exchange rate changes on cash	2,600	(1,239)
Cash, beginning of period	54,912	26,213
Cash, end of period	35,195	34,079